Exhibit 99.1

WESTERN GAS PARTNERS, LP UNITHOLDERS

APPROVE MERGER WITH WESTERN GAS EQUITY PARTNERS, LP

COMBINED PARTNERSHIP’S COMMON UNITS TO TRADE UNDER TICKER SYMBOL “WES”

HOUSTON—(PR NEWSWIRE)—February 27, 2019—Western Gas Equity Partners, LP (NYSE:WGP) and Western Gas Partners, LP (NYSE:WES) today announced that at a special meeting of WES’s unitholders held earlier today, WES’s unitholders voted to approve and adopt the Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018 (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of WGP will merge with and into WES, with WES continuing as the surviving entity and a subsidiary of WGP (“the Merger”).

Approximately 99.8% of the total WES units that were voted at the special meeting voted in favor of the Merger. With a quorum voting, the Merger Agreement and Merger were approved and adopted by the unitholders.

The Merger is expected to close on February 28, 2019. Immediately after the closing, WGP will change its name to “Western Midstream Partners, LP” and its common units will begin trading on the New York Stock Exchange under the ticker symbol “WES”. In addition, Western Gas Partners, LP will change its name to “Western Midstream Operating, LP.”

About Western Gas

Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation (“Anadarko”) to acquire, own, develop and operate midstream assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania, Texas and New Mexico, WES is engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, natural gas liquids (“NGLs”) and crude oil; and gathering and disposing of produced water for Anadarko, as well as for third-party customers. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP, Western Gas Equity Partners, LP, and Western Gas Flash Feed updates, please visit www.westerngas.com.

This news release contains forward-looking statements. WES and WGP’s management believes that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to close the simplification transaction on the expected timeline and the other factors described in the “Risk Factors” sections of WES’s and WGP’s most recent Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in their other public filings and press releases. Western Gas Partners, LP and Western Gas Equity Partners, LP undertake no obligation to publicly update or revise any forward-looking statements.

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Western Gas Contact

Jack Spinks

Manager, Investor Relations

jack.spinks@anadarko.com

832.636.6000

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